Exhibit 99.1

                CIT AND NEWCOURT AGREE ON REVISED EXCHANGE RATIO

-- Acquisition Will Create World's Largest Publicly-Traded Commercial Finance
            Company; Deal Expected To Close In Fourth Quarter --

      LIVINGSTON, NJ. August 5, 1999 -- The CIT Group, Inc. (NYSE: CIT) and Newcourt Credit Group Inc. (NYSE, TSE, MSE: NCT) today announced that the companies have signed a new definitive agreement under which CIT will acquire Newcourt in an exchange of .70 share of CIT stock for each share of Newcourt. The combined company will be the largest publicly-held commercial finance company, with leadership positions in a diverse range of business segments.

                    The transactions, which is expected to close during the fourth quarter of 1999, has been approved by the Board of Directors of both companies. Completion of this transactions is conditioned upon, among other things, customary regulatory and shareholder approvals.

                    "We are pleased that after an extensive reassessement of Newcourt's value, we have arrived at a reasonable and fair exchange ratio," said Albert R. Gamper, Jr., CIT President and CEO. "Our mission now is to complete this deal as quickly as possible so that we can begin taking full advantage of the potent combination of CIT's balance sheet and credit capabilities and Newcourt's exceptional origination platform."

                    "Through this bold and transforming transaction CIT will make significant gains in terms of scale, geographic reach and business diversification. Specifically, with the addition of relationships with top tier vendors such as Lucent, Dell, Snap-On Tools and Western Star, as well as Newcourt's experienced capital finance team, we believe we have put together a powerful engine for sustained, disciplined growth and value creation," he added.

                    David F. Banks, Chairman of the Board of Newcourt said, "We have always agreed that an acquisition by CIT affords Newcourt a number of strong benefits, particularly in the critical areas of


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funding costs and management disciplines. The synergies in this combination are tremendous. We look forward to the swift completion of this transaction and a smooth integration process."

      Mr. Gamper will remain Chief Executive Officer of The CIT Group. Mr. Banks, Newcourt's current Chairman, will be named non-executive Vice Chairman of CIT and a member of its Board of Directors. Following the close of the transactions, CIT's Board will have 16 members, including 12 directors from CIT and four directors from Newcourt.

      On a combined basis, The CIT Group will have more than $50 billion in managed assets and $2.2 billion in revenues, with more than 8,000 employees in locations throughout the world. The combined company will have its principal offices in New Jersey.

      Following the acquisition, which will be accounted for on a purchase basis, CIT shareholders will own approximately 61% of the combined company and Newcourt shareholders will own approximately 39%. The Dai-Ichi Kangyo Bank, CIT's largest shareholder, will own approximately 26.7% of the combined company and CIBC and Nomura Securities, two of Newcourt's largest shareholders, will own approximately 3.7% and 4.6% respectively.

      J.P. Morgan and Donaldson, Lufkin & Jenrette acted as financial advisors and provided fairness opinions to CIT, Goldman Sachs and CIBC Wood Gundy Securities acted as financial advisors and provided fairness opinions to Newcourt.

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For further information:

Media Contacts:      Michael J. McGowan, The CIT Group (973) 535-3506
                     Rick Perkins, Newcourt Services (416) 507-5437;

Investor Contacts:   Jeffrey D. Simon, The CIT Group (973) 535-5911
                     Geoff Ichii, Newcourt Services (416) 507-6151

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